Exhibit 99.2

INmune Bio Inc. Presents New Biomarker and Feasibility Data from Phase 1b Study Supporting the Use of XPro™ to Treat Alzheimer’s Disease at Clinical Trials on Alzheimer’s Disease (CTAD) Conference

An in-depth analysis of MRI gray matter microstructure following treatment with XPro™ shows that the greatest improvement was in the earliest and most affected regions of the AD brain; an effect that was accompanied by an improvement in neuronal proteins and EEG changes associated with core AD pathologies.

Boca Raton, Florida, Oct. 17, 2023 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, highlights some important findings from data presented at the 16th annual Clinical Trial in Alzheimer’s Disease (CTAD) to be held October 24-27 in Boston, MA.

INmune is enrolling AD patients into a global, blinded, randomized Phase II trial. “The Phase Ib trial was designed to demonstrate that XPro™ reverses neuroinflammation and has been confirmed by previously presented data,” said CJ Barnum Ph.D., VP of CNS Drug Development at INmune Bio.   “The trial further demonstrated many incremental downstream benefits of reversing neuroinflammation with XPro™. We continue to harvest information from the extensive data collected from the trial to improve our understanding of the role of neuroinflammation in AD, the mechanism-of-action (MOA) of XPro™, and provide insight into future clinical trial design.”

Summary of CTAD Presentations featuring XPro:

P186: Feasibility of the Cumulus electrophysiological neurocognitive platform to enable de-centralized trials in Alzheimer’s Disease. In a small group of mild to moderate AD patients, the feasibility of home, self-administered electroencephalogram (EEG) using the novel system from Cumulus Neuroscience was tested. The study confirmed the feasibility of collecting quality EEG signals at home with strong patient participation and evidence of functional benefit as demonstrated by an acute and chronic boost in P300 amplitude changes after treatment with XPro™.

P081: Changes in neurology related CSF proteome after treatment with XPro1595 for Alzheimer’s disease. Treatment with XPro™ was associated with dose-dependent improvement in neurology-related proteins that are the most strongly associated with the core AD pathologies of amyloid-beta (Aβ) and phosphorylated tau (pTau), in this sample. These findings provide further evidence that XPro™ is targeting the neuronal proteins most affected in AD.

P055: Changes in cortical microstructure in brain regions associated with cognitive status and disease duration after short-term treatment with XPro1595 for Alzheimer’s disease. The poster reports regional improvements in a diffusion MRI measure of cortical grey matter quality after short-term treatment with XPro™, in grey matter structures that are most affected by AD suggesting that XPro™ targets the regions of the brain most affected by AD.

“Successful drug development requires four key components; capital, an effective drug, an expert understanding of how the drug affects the biology of the disease, and strategies to showcase the clinical benefit of drug therapy in patients. The absence of any of these critical elements significantly increases the difficulty of success in a clinical study setting,” said RJ Tesi, M.D., Chief Executive Officer of INmune Bio. “As seen in our previous studies, the ability of XPro™ to decrease neuroinflammation results in wide-ranging benefits, including reducing neurodegeneration and improving synaptic function, brain microstructure and remyelination. A goal of our Phase II study in Early AD patients is to correlate these biologic changes with cognitive function.”

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Early Alzheimer’s disease, and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in the early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720
info@inmunebio.com

Investor Contact:

Jason Nelson
Core IR
(516) 842-9614 x-823